Exhibit 99.1

                    FIRST UNITED CORPORATION ANNOUNCES SECOND
                                QUARTER EARNINGS

OAKLAND, MARYLAND--August 4, 2004: First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces net income for the quarter ended June 30, 2004 of $2.0 million ($.33 per share), compared to $3.3 million ($.54 per share) for the second quarter of 2003, a 39% decrease. For the six months ended June 30, 2004, net income totaled $4.7 million ($.77 per share), a 19% decrease over net income of $5.8 million (.94 per share) for the first six months of 2003. The three- and six-month comparison decrease, primarily resulted from a combination of the tax effect of our recent internal restructurings, including the Bank's May 14, 2004 completion of its previously announced liquidation of First United Securities, Inc., and the March 2004 issuance of approximately $31 million of junior subordinated debentures.

For the six months ended June 30, 2004, the Corporation's returns on average assets and average shareholders' equity were .83% and 11.10%, respectively, compared to 1.19% and 14.36%, respectively, for the same period in 2003.

Loans and leases were $863.2 million at June 30, 2004, compared to $712.4 million at June 30, 2003, an increase of 21.2%. This increase is attributable primarily to sizable growth in commercial and residential mortgage loans during the first six months of 2004 and the acquisition of branches from The Huntington National Bank in July of 2003, which contributed $49 million to the increase in loans. Deposits were $769.7 million at June 30, 2004, compared to $666.8 million at June 30, 2003, an increase of 15.4%. The $131 million of deposits gained in the 2003 branch acquisition contributed significantly to the gain reflected in the June 30 year-to-year comparison. Netting out these acquired deposits, deposits decreased $28.1 million when compared to the same period last year. Total assets were $1.2 billion at June 30, 2004, a 20.0% increase from $1.0 billion at June 30, 2003.

Comparing June 30, 2004 to June 30, 2003, shareholders' equity increased 1.0%, from $83.6 million at June 30, 2003 to $84.3 million at June 30, 2004. As a result, book value per share increased from $13.74 to $13.84. At June 30, 2004, there were 6,087,287 issued and outstanding shares of the Corporation's common stock.

On August 4, 2004, the Corporation elected to redeem all of the 9.375% Junior Subordinated Deferrable Interest Debentures that it issued to its subsidiary, First United Capital Trust, in 1999. The date of redemption will be September 30, 2004. Management anticipates that this redemption, which will require First United Capital Trust to redeem an equal amount of its trust preferred securities, will reduce the Corporation's total capital by approximately $23.0 million.



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Net-Interest Income
-------------------
Net interest income, on a fully tax-equivalent basis, increased $.3 million in the second quarter of 2004 when compared to the second quarter of 2003. The increase resulted from a $.3 million increase in interest income during the period, coupled with no change in interest expense. Net interest income, on a fully tax-equivalent basis, for the first six months of 2004 increased 8.0% to $18.5 million, compared to $17.1 million for the first six months of 2003. Net interest margin was 3.53% for the six months ended June 30, 2004, decreasing 20 basis points when compared to 3.73% for the six months ended June 30, 2003. The margin compression continues to be a reflection of the interest rate environment.

Non-Interest Income
-------------------
Non-interest income for the three months ended June 30, 2004 was $3.0 million, compared to $2.5 million for the same period of 2003, a 20% increase. For the first six months of 2004, non-interest income was $6.4 million, compared to $5.6 million for the same period of 2003, a 14.3% increase.

These increases in non-interest income for the three- and six-month periods ended June 30, 2004 were primarily a result of increases in service charges on deposit accounts, attributable to a renewed concentration on the Corporation's overdraft protection program, and increases in trust income and insurance commissions. These three items contributed a combined $.4 million and $.7 million to the increases in non-interest income for the three and six months ended June 30, 2004. Also, the Corporation realized $.03 million in security gains during the second quarter of 2004, as compared to a $.19 million loss during the second quarter of 2003.

Non-Interest Expense
--------------------
Non-interest expense for the second quarter of 2004 was $8.2 million, compared to $6.8 million for the second quarter of 2003, a 20.6% increase. For the first six months of 2004, non-interest expense was $16.6 million, compared to $13.9 million for the same period of 2003, a 19.4% increase.

These  increases in  non-interest  expense for the three- and six-month  periods ended  June  30,  2004  were  the  result  of  various  factors,  including  the
Corporation's continued concentration on growth and expansion of the organization and the 2003 branch acquisition, which added personnel and corresponding increases in salaries and benefits. Furthermore, the amortization of the core deposit intangible asset, resulting from the acquisition of branches from The Huntington National Bank in July 2003, increased non-interest expense over the same time period of 2003. Professional fees incurred in connection with the Corporation's focus on compliance with the Sarbanes-Oxley Act of 2002, particularly its provisions addressing management's assessment of internal controls, also contributed to the increases in non-interest expense for the three- and six-month periods ended June 30, 2004.

Asset Quality
-------------
The Corporation's asset quality continues to be sound. The ratio of nonperforming and past-due loans to total loans at June 30, 2004 was .78%, compared to .42% at June 30, 2003. The ratio of nonperforming and past-due loans to total assets at June 30, 2004 was .58%, compared to .30% at June 30, 2003. The increase in ratios is primarily a result of the addition of two agricultural loans to non-accrual status in the second quarter of 2004. Management believes that the Corporation's exposure to these relationships has been appropriately considered in determining the adequacy of the allowance for loan losses. The ratio of the allowance for loan losses to gross loans at June 30, 2004 was .73%, compared to .81% at June 30, 2003. For the quarter ended June 30, 2004, the provision for loan losses was $.74 million, compared to a $.32 million credit for the quarter ended June 30, 2003.


ABOUT FIRST UNITED CORPORATION

First United Corporation offers full-service banking products and services through its trust company subsidiary, First United Bank & Trust, and consumer finance products through its consumer finance subsidiaries, OakFirst Loan Center, Inc. and OakFirst Loan Center, LLC. The Corporation also offers a full range of insurance products and services to customers in its market areas through Gonder Insurance Agency, Inc., which is a subsidiary of the Bank. These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, and Berkeley Counties in West Virginia. The Corporation's website is www.mybankfirstunited.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the "Risk Factors" filed as Exhibit 99.1 to the Annual Report of First United Corporation on Form 10-K for the year ended December 31, 2003. Except as required by applicable laws, we do not intend to publish updates or revisions of any forward-looking statements it makes to reflect new information, future events or otherwise.


                            FIRST UNITED CORPORATION
                                   Oakland, MD
                               Stock Symbol : FUNC
                  (Dollars in thousands, except per share data)

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                                          Three Months Ended                                        Six Months Ended
                                              unaudited                                                 unaudited
                                         30-Jun       30-Jun        31-Mar                          30-Jun    30-Jun
                                          2004         2003          2004                            2004      2003
EARNINGS SUMMARY
Interest income (FTE)                $    15,031   $    14,693     $    14,801                     $ 29,834   $ 29,142
Interest expense (FTE)               $     5,856   $     5,850     $     5,493                     $ 11,349   $ 11,996
Net interest income (FTE)            $     9,175   $     8,843     $     9,308                     $ 18,485   $ 17,146
Provision for loan and lease losses  $       739   $      (317)    $        45                     $    784   $    339
Noninterest income                   $     3,004   $     2,509     $     3,441                     $  6,445   $  5,579
Noninterest expense                  $     8,233   $     6,801     $     8,396                     $ 16,629   $ 13,910
Income taxes                         $     1,032   $     1,325     $     1,396                     $  2,428   $  2,274
Net income                           $     1,997   $     3,321     $     2,712                     $  4,709   $  5,771
Cash dividends paid                  $     1,096   $     1,065     $     1,096                     $  2,192   $ 2,115



                                         Three Months Ended
                                             unaudited
                                         30-Jun     30-Jun
                                          2004       2003

PER COMMON SHARE
Earnings per share
      Basic/Diluted                  $      0.33   $      0.54     $      0.45
Book value                           $     13.84   $     13.74     $     14.13
Closing market value                 $     19.45   $     21.00     $     23.15
Common shares outstanding at period
end
      Basic/Diluted                    6,087,287     6,085,890       6,087,287





PERFORMANCE RATIOS (Period End)
Return on average assets                    0.83%         1.19%           0.97%
Return on average shareholders'
equity                                     11.10%        14.36%          12.75%
Net interest margin (FTE)                   3.53%         3.73%           3.60%
Efficiency ratio                           66.90%        61.11%          65.92%


PERIOD END BALANCES
Assets                               $ 1,164,904   $ 1,004,551     $ 1,150,491
Earning assets                       $ 1,070,864   $   936,214     $ 1,068,497
Gross loans and leases               $   863,170   $   712,427     $   826,294
      Consumer Real Estate           $   305,290   $   246,478     $   296,292
      Commercial                     $   344,627   $   281,699     $   322,542
      Consumer                       $   213,253   $   184,251     $   207,460
Investment securities                $   203,562   $   208,802     $   212,479
Total deposits                       $   769,720   $   666,814     $   763,362
      Noninterest bearing            $   106,807   $    71,346     $   103,382
      Interest bearing               $   662,913   $   595,468     $   659,980
Shareholders' equity                 $    84,262   $    83,614     $    86,013


CAPITAL RATIOS
Period end capital to risk-
weighted assets:
      Tier 1                               11.25%        11.35%          11.50%
      Total                                14.80%        14.66%          15.16%


ASSET QUALITY
Net charge-offs for the quarter       $      287   $        97     $       202
Nonperforming assets: (Period End)
      Nonaccrual loans                $    5,347   $     1,874     $     2,722
      Restructured loans              $      549   $       561     $       552
      Loans 90 days past due
      and accruing                    $    1,354   $     1,153     $     1,266
      Other real estate owned         $      139   $       260     $       139
      Total nonperforming assets
      and past due loans              $   13,042   $     6,452     $    15,350
Allowance for credit losses
to gross loans, at period end               0.73%         0.81%           0.71%
Nonperforming and 90 day past-due loans
to total loans at period end                0.78%         0.42%           0.48%
Nonperforming loans and 90 day past-due
loans to total assets, at period            0.58%         0.30%           0.35%

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